Exhibit (d)(4)

Global Med Technologies®, Inc.
Wyndgate Technologies®
PeopleMed®, Inc.
eDonor®
Inlog

12600 West Colfax Avenue
Suite C-420
Lakewood, Colorado 80215-3734
Phone: (303) 238-2000
Fax: (303) 238-3368

CONFIDENTIALITY AGREEMENT

March 24, 2009

Christopher J. Lindop, CFO
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

Dear Mr. Lindop:

In connection with a possible business relationship (the “Transaction”) between Global Med Technologies, Inc. (“Global”), its divisions, Wyndgate Technologies (“Wyndgate”) and eDonor (“eDonor”), and its subsidiaries, PeopleMed, Inc. (“PeopleMed”) and Inlog, SA (“Inlog”), and Haemonetics Corporation and or one or more of its subsidiaries (“Haemonetics”) (together referred to as the “Parties”), Global, Wyndgate, eDonor, PeopleMed, and Inlog may be providing to Haemonetics confidential information (as defined below) concerning Global, Wyndgate, eDonor, PeopleMed, and Inlog, and Haemonetics may be providing to Global, Wyndgate, eDonor, PeopleMed and Inlog, confidential information (as defined below) concerning Haemonetics.

1. As used herein, “Confidential Information” means all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning Global, Wyndgate, eDonor, PeopleMed, Inlog, or Haemonetics or any of its subsidiaries that is not available to the general public and which Global, Wyndgate, eDonor, PeopleMed, Inlog or Haemonetics will provide or have previously provided to each other at any time, including but not limited to any such information obtained by meeting with personnel or representatives of Global, Wyndgate, eDonor, PeopleMed, Inlog, or Haemonetics, together with analyses, compilations, studies or other documents, whether prepared by Global, Wyndgate, eDonor, PeopleMed, Inlog, or Haemonetics or its subsidiaries or others, which contain or otherwise reflect such information.

2. In consideration for Global, Wyndgate, eDonor, PeopleMed, and Inlog providing Haemonetics with Confidential Information and Haemonetics providing Global, Wyndgate, eDonor, PeopleMed, and Inlog with Confidential Information, by the Parties’ respective signatures hereto, Global, Wyndgate, eDonor, PeopleMed, Inlog, and Haemonetics agree that for a period of three (3) years (i) all Confidential Information of the disclosing Party will be held and treated by the receiving Party, its agents and employees in confidence and will not, except as hereinafter provided, without the prior written consent of the disclosing Party, be disclosed by the receiving Party, or its agents or employees, in any manner whatsoever, in whole or in part, and will not be used by the receiving Party or its agents or employees other than in connection with consideration of the Transaction, and (ii) without the disclosing Party’s written consent, except as required by law as advised by counsel, the receiving Party and its agents and employees will not disclose to any person the fact that the Confidential Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction involving the Parties, or any of the terms, conditions or other facts with respect to such possible transaction, including the status thereof. The term “person” as used in this agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual. Moreover, the Parties further agree (i) to disclose Confidential Information of the other Party only to its agents and employees who need to know the Confidential Information for purposes of evaluating the Transaction and who will be advised of this agreement and agree to be bound by the terms of this agreement,

(ii) that the Parties will be satisfied that such agents and employees will act in accordance herewith and (iii) that, in any event, each Party shall be responsible for any breach of this letter agreement by its respective agents or employees.

3. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement:

(A) Information which was already in the receiving Party’s possession without an obligation of confidentiality prior to the date hereof and which was not acquired or obtained from the disclosing Party or pursuant to a confidentiality agreement.

(B) Information which is obtained or was previously obtained by the receiving Party from a third person who, insofar as is known to such receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party.

(C) Information which is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its agents or employees.

4. The written Confidential Information, except for that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by the receiving Party, its agents or employees, will be returned to the disclosing Party promptly upon request by the disclosing Party without retention of any copies thereof.

5. The portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by the receiving Party, its agents or employees, oral Confidential Information and any written Confidential Information not so requested and returned will be held by the receiving Party and kept subject to the terms of this agreement or destroyed.

6. In the event that either Party or its respective subsidiary (each a “Subpoenaed Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or other process) to disclose any Confidential Information, it is agreed that the Subpoenaed Party will provide to the other prompt notice of any such request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this agreement. If, failing the entry of a protective order or upon the receipt of a waiver hereunder, the Subpoenaed Party, in the opinion of counsel, is compelled to disclose Confidential Information, the Subpoenaed Party may disclose that portion of the Confidential Information which its counsel advises is required to be disclosed. In any event, the Subpoenaed Party will not oppose action by the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7. The Parties acknowledge that the Parties do not make any express or implied representations or warranties as to the accuracy or completeness of the Confidential Information, and each such Party expressly disclaims any and all liability that may be based on the Confidential Information errors therein or omissions therefrom. The Parties agree that Global, Wyndgate, eDonor, PeopleMed, Inlog, and Haemonetics and its subsidiaries are not entitled to rely on the accuracy or completeness of the Confidential Information and that the Parties shall be entitled to rely solely on the representations and warranties made to each other in any final agreement relating to the participation in the Transaction.

8. The Parties hereby acknowledge that unauthorized disclosure, or use of Confidential Information may cause irreparable harm and injury to the Disclosing Party the monetary value of which may be difficult to ascertain and each Party will have the right to seek injunctive relief to enforce the other Party’s obligations under this Agreement, in addition to any other rights and remedies it may have.

9. This Agreement does not constitute a representation, assurance, guarantee or inducement by either Party to the other or a license to any intellectual property disclosed hereunder. Neither Party shall be under any obligation to enter into any further agreement with the other.

10. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver, thereof, nor shall any single or partial exercise thereof or the exercise of any right, power or privilege hereunder.

If the forgoing reflects the Parties’ agreement, Global, Wyndgate, eDonor, PeopleMed, Inlog, and Haemonetics will sign below in duplicate and will return the duplicate copy of this letter to the other, whereupon it shall become a binding agreement, to be governed by Colorado law, without regard to the principles of conflicts of law thereof.

Sincerely,

GLOBAL MED TECHNOLOGIES®, INC.
WYNDGATE TECHNOLOGIES®
eDONOR®
PEOPLEMED®, INC.
INLOG

By:	/s/ Michael I. Ruxin	Date:	30 Mar 09

Michael I. Ruxin, M.D. Chairman and CEO

Agreed to as of the date set forth below:

HAEMONETICS CORPORATION

By:	/s/ Christopher J. Lindop	Date:	March 30, 2009

Christopher J. Lindop, CFO